UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2024

HUMBL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31267	27-1296318
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 W. Broadway
Suite 1450
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 738-9012

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HMBL	OTC Pink

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 24, 2024, HUMBL, Inc. (“HUMBL”) accepted the resignation of Brian Foote as President and CEO and appointed Thiago Moura to be President and CEO of HUMBL. There was no disagreement expressed by Mr. Foote on any matter concerning HUMBL’s operations, policies or practices. Mr. Moura was recently appointed to be Chairman of the HUMBL Board of Directors.

Thiago Moura, 46, currently serves as the Controller, CEO, and Chairman of the Board of Directors at Ybyrá Capital S.A (“Ybyrá”), a position that he has held since April 2021. Ybyrá is a Brazilian publicly traded investment holding company with more than 26 years of experience and over $1 billion dollars in assets under management that operates in the following sectors: commodities trading, energy, agricultural market, mining, offshore logistics, port terminal, real estate, financial industry and RD&I. From June 2010 to January 2020, Mr. Moura was CEO at HugPay, a company that he founded and that was a pioneering fintech company focused on payment solutions, demonstrating his ability to innovate in the rapidly evolving financial technology sector. From January 2007 to January 2010, Mr. Moura assumed the role of CEO at TMS Serviços Empresas (“TMS”), where he specialized in mergers and acquisitions and was able to meet the challenge of navigating São Paulo’s large and fragmented condominium management market for the clients of TMS. Mr. Moura holds a degree in Business Administration from the University of São Paulo.

Item 9.01 Financial Statements and Exhibits.

Exhibits

104	Cover Page interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 26, 2024	HUMBL, Inc.

	By:	/s/ Thiago Moura
Thiago Moura
President and CEO